Exhibit 99.1

Patient Case Report Demonstrating the Ability of Trovagene's Precision Cancer Monitoring Platform to Determine Early Drug Response Published in Cancer Discovery

Confirmation of BRAF V600E mutational status and quantitative monitoring of changes in urinary ctDNA used to assess response to novel combination drug therapy for colorectal neuroendocrine tumors

SAN DIEGO, April 15, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that a patient case report featuring use of the Company's Precision Cancer Monitoring® (PCM) technology was published in Cancer Discovery, a leading oncology journal. Dr. Samuel J. Klempner, Director of Precision Medicine at The Angeles Clinic and Research Institute in Los Angeles, authored the manuscript titled, BRAF V600E Mutations in High Grade Colorectal Neuroendocrine Tumors May Predict Responsiveness to BRAF-MEK Combination Therapy.

"This patient case supports using ctDNA from a urine sample to confirm the presence of the BRAF V600E mutation, and to regularly monitor changes in mutation frequency, especially in the first few weeks of a new drug regimen," stated Dr. Klempner. "Trovagene's liquid biopsy technology provided important evidence of early response to treatment with combination BRAF-MEK inhibitor therapy in BRAF mutant high grade colorectal neuroendocrine tumors. This drug combination is undergoing clinical investigation across multiple tumor types and the information provided by non-invasive dynamic monitoring of ctDNA can be helpful in demonstrating that this novel treatment regimen is having its intended effect."

"We are very pleased with the Cancer Discovery publication, and the ability of our liquid biopsy technology to help physicians select the most appropriate therapy for their patients," stated Mark Erlander, Ph.D., chief scientific officer of Trovagene. "This publication provides a strong example of the potential for personalized medicine, with the disease being classified and treated based on genomic information, and the use of early response biomarkers to rapidly confirm treatment effect. At Trovagene, we believe this is the way cancer will be treated in the future."

About the Trovagene's Precision Cancer Monitoring platform

Trovagene's urine and blood-based BRAF, KRAS and EGFR oncogene mutation assays are now available to healthcare providers for detection and or monitoring of tumor dynamics in their patients before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit www.trovagene.com/our-tests.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's Precision Cancer Monitoring® platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend," or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com